Exhibit 99.1

October 15, 2010

Xueda Education Group

A-4 Xibahe Beili,
Chaoyang District
Beijing 100028
People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws of the PRC. For the purposes of this opinion, the term “PRC” does not include the regions of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

We have acted as PRC counsel for Xueda Education Group, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on October 15, 2010, relating to the offering (the “Offering”) by the Company and certain selling shareholders of the Company of a certain amount of American Depositary Shares (“ADSs”), each of which represents ordinary shares, par value US$0.0001 per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

For the purpose of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made by such persons in the course of our inquiry and consultation.

The opinion is rendered on the basis of the PRC laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We have not made any investigation of, and do not express any opinions on, the laws of any jurisdiction other than the PRC.

The following terms as used in this opinion are defined as follows:

“Company” means Xueda Education Group.

“Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province).

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Agencies.

“Intellectual Property Rights” means trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Material Adverse Effect” means a material adverse effect on the condition (financial or other), business, properties, management, shareholders’ equity, results of operations or prospects of the Company and PRC Entities taken as a whole.

“PRC Companies” mean the Company’s direct and indirect subsidiaries and Variable Interest Entities (defined below) organized under the PRC Laws which take the legal form of company as set out in Annex I (each a “PRC Company”, collectively “PRC Companies”).

“PRC Entities” means Xuecheng Century, Xueda Information and its subsidiaries, the Training Schools (each a “PRC Entity”, collectively “PRC Entities”).

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, circulars, judicial interpretations and subordinary legislations of the PRC.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement” means the Company’s registration statement on Form F-1, including all amendments or supplements thereto, originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on October 15, 2010, relating to the offering by the Company and certain selling shareholders of the Company of a certain amount of ADSs, each of which represents                    Ordinary Shares, par value US$0.0001 per share, of the Company.

“Training Schools” means the 45 private tutoring schools sponsored by Xueda Information or its subsidiaries as set out in Schedule I (A) hereto.

“Variable Interest Entities” mean the PRC Entities other than Xuecheng Century.

“VIE Agreements” means the agreements as set out in Schedule I(B) hereto.

“Xuecheng Century” means Xuecheng Century (Beijing) Information Technology Co., Ltd.

“Xueda Group Entities” means the Company, Xueda HK and the PRC Entities  (each a “Xueda Group Entity”, collectively “Xueda Group Entities”).

“Xueda HK” means China Xueda Corporation Limited.

“Xueda Information” means Beijing Xueda Information Technology Co., Ltd.

Based on the foregoing, we are of the opinion that:

1.                                       Each of the PRC Companies has been duly incorporated and is validly existing as a wholly foreign-owned enterprise or as a PRC domestic company with limited liability, as the case may be, with limited liability under the PRC Laws and its business license is in full force and effect.  The registered capital of each of the PRC Companies has been fully paid in accordance with the relevant PRC Laws and its articles of association.  All of the equity interests in the PRC Companies are legally owned by their respective shareholders in the percentages as set out in Annex I hereto, and are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right except as disclosed in the Prospectus.  All Governmental Authorizations required under the PRC Laws for the ownership of the equity interests in the PRC Companies by their respective shareholders as set out in Annex I hereto have been duly obtained. Except as disclosed in the Prospectus, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies. The articles of association of each of the PRC Companies comply with the requirements of applicable PRC Laws and are in full force and effect.

2.                                       Each of the Training Schools has been duly established with approval and is validly existing as a private school with limited liability and in good standing under the PRC Laws. The operational funds of all the Training Schools have been fully paid up in accordance with payment schedule as required by the PRC Laws. All of the sponsorship interests in each of the Training Schools are legally owned directly or indirectly by Xueda Information and are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right.  There are no outstanding rights, warrants, or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any sponsorship interest in any of the Training Schools. Each of the Training Schools has obtained all Governmental Authorizations that are required under the PRC Laws for the sponsorship interests by its respective holders.  The permit to operate Training School of each of the Training Schools is in full force and effect under and in full compliance with the PRC Laws.

3.                                       Except as disclosed in the Prospectus, each of the PRC Entities has full legal right, power and authority (corporate and other) and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, use, lease and operate its assets, properties and to conduct its business in the manner presently conducted and as described in the Prospectus and such necessary Governmental Authorizations contain no burdensome restrictions or conditions.  None of the PRC Entities has received any notification of proceedings relating to the modification, suspension or revocation of any such necessary Governmental Authorizations, and we are not aware of anything which causes us to reasonably believe that any regulatory body is considering modifying, suspending or revoking, or not renewing, any such necessary Governmental Authorizations. Each of the PRC Entities is in compliance with the provisions of such necessary Governmental Authorizations.

4.                                       None of the PRC Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of the assets of any of the PRC Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses or registration certificates of the PRC Entities.

5.                                       Except as disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiry, none of the PRC Entities is in breach or violation of or in default, as the case may be, under (A) its articles of association, business license, registration certificate or other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by the PRC Laws (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute default under or give the holder of any indebtedness the right to require the repurchase, redemption or repayment of all or part of such indebtedness), (C) the terms or provisions of any VIE Agreements, (D) apart from the VIE Agreements, any obligation, license, lease, contract or other agreement or instrument governed by the PRC Laws to which a PRC Entity is a party or by which any of them may be bound or affected, except for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, or (E) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC applicable to a PRC Entity, except for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.                                       The description of the corporate structure of the PRC Entities and the VIE Agreements set forth in the “Our History and Corporate Structure — Contractual Arrangements” and “Related Party Transactions—Contractual Arrangements relating to Certain Affiliated Entities” sections of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structure of the PRC Entities as set forth in the Prospectus complies, and immediately after the offering and sale of the ADSs, will comply with all applicable PRC Laws.  The transactions conducted in the PRC involving the PRC Entities or the shareholders of Xueda Information relating to the establishment of such ownership structure as described in the Section “Our History and Corporate Structure” in the Prospectus comply with current PRC Laws.  No consent, approval or license other than those already obtained is required under the existing PRC Laws for the establishment of such ownership structures.

7.                                       Schedule I(B) sets forth a true, complete and correct list of all the current contractual arrangements and agreements which constitute all of the contractual arrangements enabling the Company to exercise effective control over and consolidate the financial statements of each of Xueda

Information and its subsidiaries and the Training Schools. Each of the parties to the VIE Agreements has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party.  Each of the parties to the VIE Agreements has taken all necessary corporate actions to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party; and each of the VIE Agreements is, and all the VIE Agreements taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.                                       Each of the VIE Agreements does not and the execution, performance and delivery thereof by each of the parties thereto of its obligations thereunder, and the consummation by each of the parties to the VIE Agreements of the transactions contemplated therein, will not (A) conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the PRC Entities or the shareholders of Xueda Information is a party or by which or to which any of such entities or individuals, or their respective properties or assets, is bound or subject; (B) result in any violation of the provisions of its articles of association or business license or any Governmental Authorizations, as applicable; or (C) result in any violation of any PRC Laws.  No Governmental Authorizations other than those already obtained are required to be obtained for the performance by any of the parties thereto of their obligations or for the transactions contemplated under the VIE Agreements and no stamp duty or similar tax is required to be paid in connection with the VIE Agreements.

9.                                       The description of the restructuring (the “Restructuring”) set forth in “Our History and Corporate Structure” in the Prospectus is true and accurate in all material respects in so far as it refers to the PRC Entities. The Restructuring did not and does not contravene any PRC Laws in any material respect.

10.                                 Except as disclosed in the Prospectus, each lease agreement to which a PRC Entity is a party is duly executed and legally binding, and the leasehold interests of each PRC Entity is free from liens, charges, encumbrances, equities, claims defects, options or restrictions and are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under the PRC Laws. To the best of our knowledge after due and reasonable inquiry,  none of the PRC Entities owns, operates, manages or has any other right or interest in any other material real property of any kind.

11.                                 The PRC Entities own, possess or can, on reasonable terms, acquire or obtain the exclusive right to use such sufficient Intellectual Property Rights as disclosed in Schedule II hereto which are necessary or material to the conduct of their business now conducted or proposed to be conducted as described in the Registration Statement and Prospectus.  To the best of our knowledge after due and reasonable inquiry: (A) there are no rights of third parties to any of the Intellectual Property Rights owned by a PRC Entity; (B) there is no pending or threatened action, suit, proceeding or claim by others challenging a PRC Entity’s rights in or to, or the violation of any of the terms of, any of their Intellectual Property Rights; (C) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property Rights; (D) there is no pending or, to the best of our knowledge after due and reasonable inquiry, threatened action, suit, proceeding or claim by others that a PRC Entity infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property Rights or other proprietary rights of others, except in each case covered by clauses (A) to (D) above such as would not, if determined adversely to any PRC  Entity, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in Schedule II hereto and to the best of our knowledge after due and reasonable inquiry, none of the PRC Entities owns, possesses or has the exclusive right to use any other Intellectual Property Rights registered or under registration process in the PRC.

12.                                 To the best of our knowledge after due and reasonable inquiry, there are no outstanding guarantees or contingent payment obligations of any of the PRC Entities in respect of indebtedness of third parties.

13.                                 Each of Xueda Group Entities has duly completed all relevant Governmental Authorizations required under the applicable PRC Laws concerning foreign exchange; each of the shareholders of the Company who are PRC citizens and residents, including shareholders and option holders of the Company that are directly or indirectly owned or controlled by PRC citizens and residents, has duly completed all relevant Governmental Authorizations required under applicable laws, regulations or rules concerning foreign exchange.

14.                                 Except as disclosed in the Prospectus, all dividends and other distributions declared and payable upon the equity interests owned by Xueda HK in Xuecheng Century may be converted into foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorizations in the PRC, and except as disclosed in the

Prospectus, all such dividends and other distributions are not and will not be subject to any taxes or deductions under the applicable PRC Laws.

15.                                 To the best of our knowledge after due and reasonable inquiry, there are no legal, arbitration, administrative or governmental proceedings in progress or pending in the PRC to which any of the Xueda Group Entities is a party or of which any property of any Xueda Group Entity is the subject which, if determined adversely to such Xueda Group Entity, would have a Material Adverse Effect. To the best of our knowledge after due and reasonable inquiry, no such proceedings are contemplated by any PRC Governmental Agency or any other third party and there is no fact, claim, event or circumstance which is likely to give rise to a claim under PRC Laws against any of the Xueda Group Entities, except for that would not reasonably be expected to have a Material Adverse Effect.

16.                                 As a matter of PRC Laws, none of the Xueda Group Entities, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

17.                                 As a matter of PRC laws, no holder of the ADSs issued in this offering who is not a PRC resident will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such ADSs or Ordinary Shares of the Company. There are no limitations under the PRC Laws on the rights of holders of the ADSs who are not PRC residents to hold, vote or transfer their securities, nor are there any statutory pre-emptive rights or transfer restrictions applicable to the ADSs.

18.                                 The description of PRC tax laws and regulations in general and as applicable to the PRC Entities in the Prospectus is true and accurate in all material respects.  The preferential tax treatment that Xuecheng Century is entitled to is truly and accurately described in the Prospectus in all material respects.

19.                                 Other than the potential withholding of PRC taxes on holders of the ADSs who are non-residents of the PRC in respect of (A) any payments, dividends or other distributions made on the ADSs or (B) gains made on sales of the ADSs between non-residents of the PRC consummated outside the PRC, which are fully and accurately disclosed in the Prospectus, there are no other PRC income tax or other taxes or duties applicable to such ADS holders unless the holder thereof is subject to such taxes in respect of the ADSs by reason of being connected with the PRC other than by reason only of the holding of the ADSs or receiving payments in connection therewith as described in the Prospectus.

20.                                 The application of the net proceeds to be received by the Company from this offering as contemplated by the Prospectus will not contravene any provision of applicable PRC Laws, or the articles of association, the business licenses, registration certificates or other constituent documents of any PRC Entities or contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any PRC Entities, or any judgment, order or decree of any Governmental Agencies in the PRC.

21.                                 All matters of PRC Laws material to the ownership and operations of the PRC Entities and their respective businesses are accurately disclosed in the Prospectus in all material respects. The statements set forth in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Enforcement of Civil Liabilities,” “Our History and Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” “Regulations,” “Management,” “Related Party Transactions,” “Description of Share Capital” and “Taxation,” insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements did not contain and will not contain an untrue statement of a material fact, and did not omit and will not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

22.                                 The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Regulations,”), which became effective on September 8, 2006 and was issued by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, or the SAFE and subsequently amended by the MOFCOM on June 22, 2009, provide that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles.  Considering that Xuecheng Century was established by means of direct investment rather than merger or acquisition of any PRC domestic companies and that Xuecheng Century controls Xueda Information and its subsidiaries through contractual arrangements other than “mergers and acquisitions of domestic enterprises by foreign investors” as defined under the M&A Regulations, the Company is not required to obtain the approval from CSRC of the listing and trading of the Company’s ADSs on the New York Stock Exchange.  No other Governmental Authorizations are required for this offering.

23.                                 Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, nothing has come to our attention that causes us to believe that (a) any part of the Registration Statement (other than the financial statements and related schedules therein, as to which we express no opinion), as of its effective date or as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) that the Prospectus (other than the financial statements and related schedules therein, as to which we express no opinion), as of its issue date or as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

This opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal and financial advisors in connection with this Offering or used for any other purpose.

We however hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our firm’s name under the sections of the Prospectus entitled “Risk Factors”, “Enforcement of Civil Liabilities”, “Regulation”, and “Legal Matters” included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices

Annex I. List of PRC Companies

No.	Name of PRC Companies	Name of Shareholder(s)	Ownership Percentage
1.	Beijing Xuecheng Century Information Technology Co., Ltd.	China Xueda Corporation Limited	100%
2.	Beijing Xueda Information Technology Co., Ltd.	(1)Rubin Li, (2)Xin Jin; (3)Jinbo Yao; (4)Changyong Zhu; (5)Qiang Deng; (6)Yafei Wang; (7)Chaoming Chai; (8) Junbo Song;and (9)Junhong Piao,

(1)23.48493%(Rubin Li);
(2)27.03968%(Xin Jin);
(3)15.66018%( Jinbo Yao)
(4) 2.85022% (Changyong Zhu);
(5)2.13499%(Qiang Deng);
(6)3.51877% Yafei Wang;
(7)2.26258%(Chaoming Chai);
(8)3.01557% (Junbo Song);
(9)20.03308% (Junhong Piao)

3.	Beijing Xuecheng Shidai Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
4.	Guangzhou Xueda Education Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
5.	Tianjin Xueda Education Information Consulting Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
6.	Shanxi Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
7.	Qingdao Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
8.	Harbin Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
9.	Shenyang Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
10.	Shanghai Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
11.	ChangshaXuezhi Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
12.	Guiyang Xueda Information	Beijing Xueda Information	100%

	Technology Co., Ltd.	Technology Co., Ltd.
13.	ShaoxingXueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
14.	YinchuanXueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
15.	Wuhan Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
16.	Hangzhou Xuezhi Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
17.	Hangzhou Xueda Information Technology Co., Ltd	Beijing Xueda Information Technology Co., Ltd.	100%
18.	Chongqing Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
19.	Chengdu Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
20.	Fuzhou Xueda Education Consulting Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
21.	Lanzhou Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
22.	Nanjing Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
23.	Dongguan Xueda Information technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
24.	Shijiazhuang Xueda Success Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
25.	Shenzhen Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
26.	Zhengzhou Xueda Education Consulting Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
27.	Hefei Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%

28.	Kunming Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
29.	Shandong Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
30.	Suzhou Xuecheng Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
31.	Ningbo Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
32.	Hohhot Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
33.	Wuxi Xueda Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
34.	Wenzhou Xueda Success Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
35.	Changzhou Xueda Education Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
36.	Tangshan Xueda Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
37.	Beijing Xuemeng Century Education Consulting Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%
38.	Nanning Xuecheng Information Technology Co., Ltd.	Beijing Xueda Information Technology Co., Ltd.	100%

Schedule I (A) List of Training Schools

1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14. 15. 16. 17. 18. 19. 20. 21. 22. 23. 24. 25. 26.

Beijing Xicheng Xueda Education & Training School

Beijing Dongcheng Xueda  Education & Training School

Guangzhou Haizhu Education &Training Center

Guangzhou Panyu Education &Training Center

Shanghai Jinshan Xueda Education & Training School

Changchun Xueda Education & Training School

Jilin Chuanying Xueda Education Invidividalized Learning Training School

Shenzhen Bao’an Xueda Education Center

Xi’an Xueda Education & Training School

Qindu Xueda Education & Training School

Taiyuan Xueda  Education & Training School

Chengdu Chenghua Education & Training School

Yibin Cuiping Xueda Education & Culture Training School

Wuhan Wuchang Xueda Education & Training School

Qingdao Xueda Pre-exam Tutoring School

Nanchang Xueda  Education &Training School

Chongqing Shapingba Xueda Education & Training School

Chongqing Jiangbei Xueda Education & Training School

Nanjing Xueda Education & Training School

Changsha Changsha County Education & Training School

Shenyang Xueda Education &Training School

Shenyang Heping Xueda Education &Training School

Shijiazhuang Yuhua Xueda Education &Training School

Lanzhou Chengguan Xueda Education & English Training School

Lanzhou Qilihe Xueda Education & English Training School

Fuzhou Gulou Xueda Education &Training School

27. 28. 29. 30. 31. 32. 33. 34. 35. 36. 37. 38. 39. 40. 41. 42. 43. 44. 45.

Fuzhou Cangshan Xueda Education &Training School

Dalian Shahekou Xueda Education &Training School

Ningbo Xueda  Education & Training School

Cixi Xueda Education &Training School

Kunming Panlong Xueda Invidividalized Education Training School

Kunming Xishan Xueda Invidividalized Education Training School

Kunming Guandu Xueda Invidividalized Education Training School

Nanning Xueda Education & Training School

Zhengzhou Jinshui Xueda Mathematics, Phyisics & Chemistry Training School

Luoyang Jianxi Xueda Education & Training School

Jina Xueda Education & Training School

Guiyang Nanming Xueda Education & Training School

Yinchuan Xueda Education & Training School

Foshan Chencheng Xueda Education & Training Center

Shijiazhuang Xinhua Xueda Education & Training School

Shijiazhuang Daoli Xueda Education & Training School

Dongguan Nancheng Xueda Education & Training Center

Dongguan Dongcheng Xueda Education & Training Center

Fuzhou Taijiang Xueda Education & Training Center

Schedule I (B) VIE Agreements

1.

Amended and Restated Exclusive Technology Consulting and Management Service Agreement dated July 28, 2010 between Xuecheng Century (Beijing) Information Technology Co., Ltd. and Beijing Xueda Information Technology Co., Ltd.

2.	Pledge Agreement dated August 28, 2009 between Xuecheng Century (Beijing) Information Technology Co., Ltd. and shareholders of Beijing Xueda Information Technology Co., Ltd.
4.

Amended and Restated Exclusive Purchase Right Contract dated July 28, 2010 between Xuecheng Century (Beijing) Information Technology Co., Ltd. and shareholders of Beijing Xueda Information Technology Co., Ltd

5.	Powers of attorney executed on August 28, 2009 by shareholders of Beijing Xueda Information Technology Co. Ltd. in favor of Xuecheng Century (Beijing) Information Technology Co., Ltd.
6.	Letter of Undertaking executed on September 9, 2010 by Rubin Li, Xin Jin; Jinbo Yao, Changyong Zhu, Qiang Deng, Yafei Wang, Chaoming Chai, Junbo Song and Junhong Piao on

Schedule II Intellectual Property Rights

No.	Name	Registration Number	Service Type	Validity Period
1.		4327665	41	2008.12.21-2018.12.21
2. .	PPTS	5814910	41	2010.3.28-2020.3.27
3.		5903177	41	2010.3.28-2020.3.27
4.		5903176	41	2010.3.28-2020.3.27
5.		6097620	42	2010.7.28-2020.7.27
6.		5744542	41	2010.5.7-2020.5.6
7.	Xueda	5793536	41	2010.2.14-2020.2.13
8.		5997038	41	2010.5.7-2020.5.6
9.		5997040	42	2010.5.7-2020.5.6
10.		5997035	41	2010.5.7-2020.5.6
11.		5997036	42	2010.5.7-2020.5.6
12.		5997039	41	2010.5.7-2020.5.6
13.		6211848	42	2010.6.14-2020. 6.13
14.		6211849	41	2010.6.14-2020. 6.13
15.		6211847	41	2010.6.14-2020. 6.13

Trademark under application

No.	Name	Application Number	Service Type	Application Date
1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14. 15. 16. 17.		6534498 6534499 6534503 6534501 7483163 7811209 8374821 8374771 8374752 8374898 8374831 8374719 8374735 8374893 8558024 8558059 8547776	41 41 41 42 41 41 42 41 41 42 42 41 41 42 41 42 41	2008.1.28 2008.1.18 2008.1.28 2008.1.28 2009.6.19 2009.11.5 2010.6.8 2010.6.8 2010.6.8 2010.6.8 2010.6.8 2010.6.8 2010.6.8 2010.6.8 2010.8.9 2010.8.9 2010.8.5

18.	8547823	42	2010.8.5
19.	8547894	42	2010.8.5
20.	8547876	41	2010.8.5
21.	8547808	41	2010.8.5
22.	8457848	42	2010.8.5
23.	8650346	1	2010.9.8
	8650399	2	2010.9.15
	8650459	3	2010.9.15
	8650559	4	2010.9.15
	8650597	5	2010.9.15
	8650647	6	2010.9.15
	8650686	7	2010.9.15
	8650707	8	2010.9.15
	8650719	9	2010.9.15
	8650729	10	2010.9.15
	8654772	11	2010.9.15
	8654782	12	2010.9.15
	8654800	13	2010.9.15
	8654828	14	2010.9.15
	8654845	15	2010.9.15
	8654871	16	2010.9.15
	8654883	17	2010.9.15
	8654900	18	2010.9.15
	8654482	19	2010.9.15
	8658514	20	2010.9.15
	8658576	21	2010.9.15
	8658612	22	2010.9.15
	8663287	23	2010.9.15
	8663366	24	2010.9.15
	8663906	25	2010.9.15
	8663940	26	2010.9.15
	8663960	27	2010.9.15
	8663982	28	2010.9.15
	8664003	29	2010.9.15
	8664047	30	2010.9.15
	8664103	31	2010.9.15
	8664165	32	2010.9.15
	8667721	33	2010.9.15
	8667850	34	2010.9.15
	8668081	35	2010.9.15
	8668156	36	2010.9.15
	8668240	37	2010.9.15
	8668264	38	2010.9.15
	8668286	39	2010.9.15

8668308	40	2010.9.15
8543738	41	2010.9.15
8543783	42	2010.9.15
8668328	43	2010.9.15
8668363	44	2010.9.15
8671070	45	2010.9.15

Copyright

No.	Name	Copyright Holder	Initial Publication Date	Registration Number
1. 2. 3. 4. 5. 6. 7. 8. 9.		Xuecheng Century Xuecheng Century Xuecheng Century Xuecheng Century Xuecheng Century Xuecheng Century Xuecheng Century Xueda Information Xueda Information	2009.4.6 2009.5.3 2009.8.3 2003.8.1 2009.1.8 2009.1.12 2009.7.10	2010SR013669 2010SR013670 2010SR013662 2010SR13667 2010SR013668 2010SR12730 2010SR13663

Domain Name

No.	Name
1.	xueda.info
2.	xue.com
3.	jiajiao.org
4.	21edu.com
5.	ejiajiao.com
6.	primeacademy.cn
7.	xueda.com